Exhibit 5.1

Fulbright & Jaworski LLP
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
United States

Tel +1 212 318 3000
Fax +1 212 318 3400
nortonrosefulbright.com

June 25, 2014

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to G-III Apparel Group, Ltd., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the sale by the Company of up to an aggregate of 1,725,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including up to 225,000 shares that may be purchased pursuant to an option to purchase additional shares granted to the Underwriters pursuant to a prospectus supplement dated June 24, 2014 (the “Prospectus Supplement”), supplementing the prospectus dated November 20, 2012 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (Registration No. 333-184700) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock is to be sold pursuant to the underwriting agreement (the “Underwriting Agreement”), dated June 24, 2014, by and between the Company and Barclays Capital Inc., as representative of the several underwriters named in Schedule I thereto.

We have examined (i) the Base Prospectus and the Prospectus Supplement, (ii) the Registration Statement, (iii) the executed Underwriting Agreement and (iv) such records of the Company, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued and delivered in accordance with the terms of the Underwriting Agreement, and upon receipt by the Company of payment of the consideration therefor provided for therein, will be legally issued, fully paid and nonassessable.

Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis

Munich • New York • Riyadh • San Antonio • St. Louis • Washington DC

G-III Apparel Group, Ltd.

June 25, 2014

The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP